UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 12, 2008
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951) 271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On November 12, 2008, Vineyard National Bancorp (the “Company”) announced that it had entered into a stock purchase agreement (the “Purchase Agreement”) with Vineyard Bancshares, Inc., a newly formed Minnesota corporation (the “Buyer”), pursuant to which the Company agreed to sell to the Buyer all of the outstanding shares of stock of the Company’s primary asset, Vineyard Bank, National Association (the “Bank”).  The Buyer is a newly-formed corporation organized and controlled by the Company’s chairman of the board, Douglas M. Kratz, who serves as president and chief executive officer of the Buyer.

A special committee of the Company’s board of directors composed of disinterested directors was formed to review strategic alternatives and for the purpose of considering and negotiating the terms of a potential transaction with the Buyer because certain directors of the Company would have a material financial interest in the transaction.  The special committee reviewed and negotiated the proposed transaction with the Buyer and unanimously recommended to the board of directors of the Company the approval of the Purchase Agreement.  The board of directors of the Company approved the transaction based on the unanimous recommendation of the special committee.

Under the Purchase Agreement, the Buyer has agreed to purchase the Bank for up to $18 million, of which $10 million is payable at the closing of the transaction (the “Initial Purchase Price”).  The balance of the purchase price is payable if the Bank’s loan losses for the period between October 1, 2008 and September 30, 2011 are less than $125 million (the “Additional Purchase Price”).  Of the Initial Purchase Price, the Company’s senior lender, First Tennessee Bank National Association (the “Senior Lender”), would receive $9 million in full satisfaction of the Company’s outstanding indebtedness to the Senior Lender, and the remaining $1 million would be paid to the Company.  The Senior Lender also has the right to receive the entire Additional Purchase Price if paid.

The transaction is structured as a sale of the Bank’s stock to the Buyer.  The transaction would be effected pursuant to one of the following methods, as agreed between the Buyer and the Company: (a) a direct sale of the Bank shares to the Buyer subject to shareholders' approval (the “Sale”), (b) foreclosure by the senior lender and subsequent transfer of the Bank shares to the Buyer (the “Foreclosure”), or (c) a sale of the Bank shares to the Buyer pursuant to Section 363 of the U.S. Bankruptcy Code (the “Bankruptcy”).

The closing of this transaction is subject to the contingency that the Buyer receive subscriptions for at least $125 million from a private placement offering of its stock (the “Financing”).  The Buyer has agreed to use its best efforts to complete the Financing.  Under the terms of the Purchase Agreement, once this condition is satisfied, the parties will choose one of the three transaction structures described above.  In addition to other customary conditions, the transaction is subject to certain regulatory approvals and, depending on which of the three transaction structures is ultimately chosen, consent by the Company’s shareholders in the case of the Sale, consent by the Company’s Senior Lender in the case of the Foreclosure or consent of a United States Bankruptcy Court in the case of the Bankruptcy.

The Purchase Agreement contains a “go-shop” provision under which the Company has the right to solicit competing bids for the sale of Bank, subject to the limitations described in the Purchase Agreement.

The Company or the Buyer may terminate the Purchase Agreement under certain specified circumstances, including if the Financing has not been completed within 105 days.  The Company may terminate the Purchase Agreement if its board of directors has determined to accept a superior proposal, as defined in the Purchase Agreement.  The Buyer may terminate the Purchase Agreement upon receiving the Company’s disclosure schedules if the Buyer determines in its reasonable discretion that the information disclosed or an issue raised would have a material adverse effect on the Bank.  The Purchase Agreement requires the Company to deliver disclosure schedules to the Buyer on or before November 26, 2008.

If the Company terminates the agreement to accept a superior proposal or if an alternative acquisition transaction is accepted in a Bankruptcy, the Company would be obligated to pay the Buyer a termination fee of $600,000 plus reimbursement of the Buyer’s reasonable out-of-pocket fees and expenses.

The foregoing summary of the Purchase Agreement is qualified in its entirety by the full terms and conditions of the Purchase Agreement, a copy of which has been filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Seventh Modification Agreement

Effective November 12, 2008, the Company and the Senior Lender entered into that certain Seventh Modification Agreement and Covenant Waiver (the “Modification Agreement”) which, among other things, extended the maturity date of the Company’s loan (the “Loan”) from the Senior Lender from November 28, 2008 to March 31, 2009, and granted and/or extended the waiver by the Senior Lender of certain financial and other covenant failures of the Company, including signing the consent order with the Office of the Comptroller of the Currency, signing the written agreement with the Federal Reserve Bank of San Francisco and entering into the Purchase Agreement with the Buyer, all of which constituted or could constitute events of default, through March 31, 2009.   The outstanding balance of the loan was $48,300,000 at November 12, 2008.
The foregoing summary of the Modification Agreement is qualified in its entirety by reference thereto, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Loan Payoff Letter

In connection with the execution of the Purchase Agreement, the Company and the Buyer entered into a Letter Agreement with the Senior Lender pursuant to which the Company agreed to pay to the Senior Lender, as described above, $9 million from the Initial Purchase Price paid by the Buyer (the “Initial Payoff”) and the Senior Lender’s right to receive, if paid, the Additional Purchase Price in full satisfaction of the Company’s indebtedness and obligations under the Loan.  These terms are subject to the condition that the Initial Payoff be made on or before March 31, 2009.

If the initial purchase price increases as a result of a competing bid or an increase in the amount payable by the Buyer, the Company will retain twenty-five percent (25%) of any increased initial purchase price (net of the termination fees and the Buyer’s expenses, if applicable) in excess of $9 million.  The initial purchase price for purposes of the preceding sentence means the greater of $10 million or the actual bid accepted for the sale of the shares of the Bank.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference thereto, a copy of which has been filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

*                *            *

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Buyer or their respective subsidiaries and affiliates, including the Bank. The Purchase Agreement contains representations and warranties by the Company, on the one hand, and by the Buyer, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in the disclosure schedule referenced in the Purchase Agreement that we delivered in connection with the signing of the Purchase Agreement. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as non-public information. While we do not believe that the disclosure schedule contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the Buyer on the other hand. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or the Buyer at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be reflected in our public disclosures.

Additional Information and Where to Find It
In the event the parties elect to consummate the stock purchase through the Sale transaction described above, we will be required to file a proxy statement with the Securities and Exchange Commission, or “SEC.” IF WE FILE AND MAIL A PROXY STATEMENT, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WOULD CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement describing the Sale transaction would be mailed to Company shareholders. In addition, shareholders would be able to obtain the proxy statement and all other relevant documents filed by us with the SEC free of charge at the SEC’s website www.sec.gov. Copies of our SEC filings are also be available on our website at www.vineyardbank.com

Interests of Participants in the Potential Solicitation

If the parties elect to consummate the stock purchase through the Sale transaction described above, the Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Company shareholders in favor of the Sale transaction. In that event, information regarding the interests of potential participants in such a proxy solicitation would be included in the definitive proxy statement that we would be obligated to file with the SEC in connection with the special meeting of shareholders that would be held to approve the Sale transaction.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of November 12, 2008, by and between Vineyard National Bancorp and Vineyard Bancshares, Inc.
10.1	Seventh Modification Agreement and Covenant Waiver effective November 12, 2008 between Vineyard National Bancorp and First Tennessee Bank National Association.
10.2	Letter Agreement effective November 12, 2008 between Vineyard National Bancorp and First Tennessee Bank National Association.
99.1	Press release dated November 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vineyard National Bancorp
(Registrant)

Dated: November 13, 2008	By:	/s/ Gordon Fong
	Name:	Gordon Fong
	Title:	Executive Vice President and Chief Financial Officer